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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)

                           Silverleaf Resorts, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    82839510
                                 (CUSIP Number)

                                 AS OF 1/31/98

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
--------------------------------------------------------------------------------

 (1)     NAMES OF REPORTING PERSONS                                 Robert E. Mead
         S.S. or I.R.S. IDENTIFICATION
         NOS. OF ABOVE PERSONS
---------------------------------------------------------------------------------------------------------------------
 (2)     CHECK THE APPROPRIATE BOX IF A MEMBER                      (a)    /   /
         OF A GROUP                                                 (b)    /   /
---------------------------------------------------------------------------------------------------------------------
 (3)     SEC USE ONLY




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--------------------------------------------------------------------------------

 (4)     CITIZENSHIP OR PLACE OF ORGANIZATION                       U.S.A.

---------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES                           (5)     SOLE VOTING POWER                 7,625,100
BENEFICIALLY
OWNED BY                                   --------------------------------------------------------------------
EACH REPORTING                             (6)     SHARED VOTING POWER               0
PERSON WITH
                                           --------------------------------------------------------------------
                                           (7)     SOLE DISPOSITIVE POWER            7,625,100

                                           --------------------------------------------------------------------
                                           (8)     SHARED DISPOSITIVE POWER          0

---------------------------------------------------------------------------------------------------------------------
 (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                            7,625,100
---------------------------------------------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES  [  ]
---------------------------------------------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                           67.41%

---------------------------------------------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON                                                    IN

---------------------------------------------------------------------------------------------------------------------





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ITEM 1.

         (a)     NAME OF ISSUER:  Silverleaf Resorts, Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247

ITEM 2.

         (a)     NAME OF PERSON FILING:  Robert E. Mead

         (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247

         (c)     CITIZENSHIP:  U.S.A.

         (d)     TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)     CUSIP NUMBER:    82839510

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)     /  /     Broker or Dealer registered under Section 15 of the
                          Act

         (b)     /  /     Bank as defined in section 3(a)(6) of the Act

         (c)     /  /     Insurance Company as defined in section 3(a)(19) of
                          the Act

         (d)     /  /     Investment Company registered under section 8 of the
                          Investment Company Act

         (e)     /  /     Investment Adviser registered under section 203 of
                          the Investment Advisers Act

         (f)     /  /     Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee
                          Retirement Income Security Act of 1974 or Endowment
                          Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g)     /  /     Parent Holding Company, in accordance with Section
                          240.13d-1(b)(ii)(G) (Note:  See Item 7)

         (h)     /  /     Group, in accordance with Section 240.13d-1(b)(ii)(H)





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ITEM 4.  OWNERSHIP

         (a)     AMOUNT BENEFICIARY OWNED:  7,625,100 shares of Common Stock

         (b)     PERCENT OF CLASS:  67.41%

         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)       sole power to vote or to direct the vote:  7,625,100

                 (ii)      shared power to vote or to direct the vote:  0

                 (iii) sole power to dispose or to direct the disposition of: 7,625,100

                 (iv)      shared power to dispose or to direct the disposition
                           of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable





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                                   SIGNATURE

         After reasonable inquiry and to the best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 31, 1998

                                                 /s/  ROBERT E. MEAD
                                       -----------------------------------------
                                                      Robert E. Mead





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